Exhibit 2.1

Execution Version

Agreement and Plan of Merger

among

Accelmed Partners II L.P.

and

Accelmed Merger Sub, Inc.

and

TearLab Corporation

dated as of

May 11, 2020

-i-

(continued)

ii

(continued)

iii

(continued)

Page

Exhibits

Exhibit A -	Certificate of Merger
Exhibit B -	Stockholders Consent

SCHEDULES

Schedule 2.11.3	Form of Transmittal Letter
Schedule 5.7.1.	Form of Resignations
Schedule 6.1.3	Required Government Consents
Schedule 6.2.10	Amendments to Certain Employment Terms
Company Disclosures Schedules

iv

 AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of May 11, 2020, among Accelmed Partners II L.P., a Cayman Islands exempted limited partnership (“Buyer”), Accelmed Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”) and TearLab Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and its stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the governing body of the Buyer has approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article  I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.5.1.

“Action” has the meaning set forth in Section 3.5.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the CRG Credit Agreement Amendment, Key Employees Employment Agreements, and the Certificate of Merger.

“Book-Entry Shares” has the meaning set forth in Section 2.8.3.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Certificate” has the meaning set forth in Section 2.8.3.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Change in Control Payments” means payments payable to certain members of Company management by reason of, or otherwise in connection with, the Merger pursuant to Contracts entered into by the Company prior to the Closing.

“Closing” has the meaning set forth in Section 2.2.

“Closing CFO Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying Free Cash (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Per Share Merger Consideration” means an amount equal to $0.0586.

“Closing Secretary Certificate” has the meaning set forth in Section 2.3.1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.2.2.

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“Company Capital Stock” means the Common Stock and the Preferred Stock.

“Company Charter Documents” means the Certificate of Incorporation and Bylaws of the Company in effect as of the Effective Time.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned or licensed by the Company or any of its Subsidiaries including Owned Intellectual Property of the Company and Licensed Intellectual Property of the Company.

“Company Plan” means each employee benefit plan, program, policy, contract, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, stock purchase, employee stock ownership, change in control, retention, employment, equity or equity-based compensation, severance pay, providence fund, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Subsidiary, and to which the Company or any Subsidiary contributes or is obligated to contribute or has any potential liability, contingent or otherwise.

“Company SEC Documents” has the meaning set forth in Section 3.5.1

“Company Warrants” has the meaning set forth in Section 2.3.1.1.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Cost and Expenses” means all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the relevant party and its affiliates in connection with this Agreement and the transactions contemplated hereby.

“CRG” means CRG L.P., collectively with its affiliates.

“CRG Closing Debt” means the aggregate monetary obligation of the Company and its Subsidiaries to CRG under the CRG Credit Agreement or otherwise as of the Closing.

“CRG Closing Partial Repayment” means a five million dollars ($5,000,000) payment to CRG to be made out of the Purchase Price proceeds promptly following the Effective Time, as a partial prepayment of the then outstanding CRG Closing Debt.

“CRG Credit Agreement” means that certain Term Loan Agreement, dated as of March 4, 2015, by and among the Company, certain of its Subsidiaries and CRG, as amended from time to time.

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“CRG Credit Agreement Amendment” means that certain amendment to the CRG Credit Agreement executed and delivered concurrently with the execution and delivery of this Agreement.

“D&O Indemnification Agreement” means any agreement providing indemnification, a copy of which has been provided prior to the date hereof to the Buyer and specifically listed on Schedule 3.10.13.

“D&O Indemnified Parties” and “D&O Indemnified Parties” has the meaning set forth in Section 5.7.2.

“D&O Tail Policy” has the meaning set forth in Section 5.7.2.

“DGCL” has the meaning set forth in the recitals.

“Disclosed Company Information” means collectively (i) the SEC Filings, (ii) the Company Disclosure Schedules, and (iii) other written Contracts, documents, and information provided or made available to Buyer by or on behalf of the Company (including posted to any virtual data room) in connection with the transactions contemplated by this Agreement prior to the execution and delivery of this Agreement.

“Disclosure Schedules” means the Company Disclosure Schedules.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any of the Company and its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f) (including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority).

“FIRPTA Certificate” means a certificate, in the form required by Internal Revenue Code Section 1445 and Treasury Regulation Section 1.1445-2(c)(3), certifying to the effect that the Company is not a “United States real property holding company” and no interest in the Company is a “United States real property interest,” each within the meaning of Section 897 of the Code.

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“Free Cash” means (a) the cash and cash equivalents that the Company and its Subsidiaries have at the Closing (assuming (i) the Company has conducted its business in the normal course and no past due liabilities at Closing, and (ii) all accountants, legal and broker fees of the Company and its Subsidiaries that are not included in Transaction Expenses have been paid), less (b) Transaction Expenses outstanding and unpaid at the Closing.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Clinical Practices” means ethical and scientific quality standards for designing, conducting, recording and reporting trials that involve the participation of human subjects, conflicts of interest and financial disclosures, and includes FDA regulations in 21 C.F.R. Parts 50, 54, 56, 812, and 814, and any other comparable applicable law of the FDA or any other Governmental Authority.

“Good Laboratory Practices” means the FDA regulations in 21 C.F.R. Part 58 and any other comparable applicable law of the FDA or any other Governmental Authority.

“Good Manufacturing Practices” means the activities that are mandated by 21 U.S.C. §351(a)(2)(B) and the FDA’s implementing applicable law pursuant to that statute, or are mandated by other comparable applicable law of FDA or any other Governmental Authority, including, without limitation, those relating to the collection, manufacturing, processing, storing, testing, clinical distribution, packing and holding of devices, and similar activities that are mandated under the FDCA and FDA’s implementing regulations, including 21 C.F.R. Part 820, or other comparable applicable law of any other Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means all laws and orders relating to health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, institutional, equipment and professional licensure, pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, medical documentation, physician orders, medical record retention, laboratory services, surgery, radiation therapy, research, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, appropriate use, medical privacy and security, patient confidentiality, informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of health care services, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a -7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7 a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Federal, Food, Drug and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. § 801, et seq.) and HIPAA, the rules and regulations promulgated under the foregoing statutes, and any other similar local, state, or foreign law.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“Indebtedness” means, with respect to the Company or any Subsidiary, all monetary obligations related to borrowed money (other than (i) internal monetary obligations among the Company and the Subsidiaries and (ii) monetary obligations arising from any loan obtained by the Company or any Subsidiary pursuant to the PPP that remain eligible for forgiveness under the PPP as of immediately following the Closing).

“Information Statement” has the meaning set forth in Section 5.4.1.

“Information Statement Mailing Date” has the meaning set forth in Section 5.4.2.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

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“Key Employees Employment Agreements” means the respective amended and restated employment agreements of the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Scientific Officer executed and delivered prior to or concurrently with the execution hereof, or otherwise in form and substance acceptable to Buyer and the respective employee and agreed to in writing.

“Knowledge” means, when used with respect to the Company, the actual knowledge of each of the Company’s officers, after due inquiry of direct reports.

“Law” has the meaning set forth in Section 3.4.

“Leased Real Property” means all Real Property that is leased, subleased, licensed or otherwise occupied by the Company as a tenant, subtenant, licensee or other occupant pursuant to an occupancy agreement.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed Company Software” means all Software that is licensed or purported to be licensed by the Company.

“Licensed Intellectual Property of the Company” means all of the Intellectual Property that is licensed or purported to be licensed by the Company, including the Licensed Company Software.

“Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (“Effect”) that has had, or is reasonably expected to have, a material adverse effect on (a) the business, assets and liabilities, operations (including results thereof), condition or prospects (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (b) the ability of the Company to perform any of its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated hereby and thereby in a timely manner; provided, however, that any Effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any action taken by the Company or any of its Subsidiaries (or the failure by the Company or any of its Subsidiaries to take any action) at the request or direction of Buyer or Merger Sub or as may be required by this Agreement or to cause the conditions set forth herein to be satisfied; (ii) the execution and delivery of this Agreement or the public announcement of this Agreement or the transactions contemplated hereby or the identity of Buyer, including of officers or employees, changes in relationships with suppliers or customers or other business relations; (iii) any Action commenced in connection with this Agreement or the transactions contemplated by this Agreement by or before any Governmental Authority; (iv) any Effect expressly disclosed in the Company Disclosure Schedule; (v) any failure by the Company to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period; (vi) any Effect on or with respect to the market price or trading volume of shares of Common Stock; (vii) any reduction in the credit rating of the Company or any of its Subsidiaries; (viii) changes in general economic or political conditions or financial or securities markets, including any changes affecting financial, credit, foreign exchange or capital market conditions (including with respect to or as a result of COVID-19); (ix) changes in conditions generally affecting the principal industry in which the Company and its Subsidiaries operate (including with respect to or as a result of COVID-19); (x) changes in GAAP or applicable Law, or enforcement or interpretation thereof, in each case as applicable to the Company or any of its Subsidiaries; (xi) political conditions, acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or material worsening of any of the foregoing; and (xii) any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster or weather event, any disease, virus, pandemic or epidemic (including with respect to or as a result of COVID-19), or any other force majeure event, or any escalation or material worsening of any of the foregoing; provided, however, that, solely with respect to clauses (viii) through (xii), any Effect to the extent the same materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in the same principal industry in which the Company and its Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

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“Merger Consideration” means the aggregate of all Closing Per Share Merger Consideration, which is expected to be $736,053.21.

“Merger Sub” has the meaning set forth in the preamble.

“Option” means any option to purchase Common Stock granted under the Stock Option Plan that is outstanding.

“Optionholder” means a holder of an Option.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company, consistent with past practice.

“Owned Company Software” means all Software that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property of the Company” means all of the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including the Owned Company Software.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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“Permitted Liens” means (i) liens disclosed on the Company Balance Sheet, (ii) statutory liens for current taxes that are (a) not yet delinquent and payable or (b) being contested in good faith (and for which adequate accruals or reserves have been established on the financial statements of the Company filed with the SEC), (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iv) liens disclosed in Company Disclosure Schedules or the Company SEC Documents, (v) liens which are statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (vi) liens which are imposed on the underlying fee or other interest in real property subject to a real property lease,

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PPP” means the U.S. Small Business Administration Paycheck Protection Program under Division A, Title I of the Coronavirus Relief and Economic Security Act of 2020, as amended and in effect from time to time.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Purchase Price” means an amount equal to (a) the Merger Consideration plus (b) the amount of the CRG Closing Partial Repayment.

“Real Property” means all real property owned, leased, subleased, licensed, used or otherwise occupied by the Company, together with all improvements, buildings, structures and facilities located thereon and all easements, covenants, and rights-of-way appurtenant thereto.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Stockholder Vote” means adoption of this Agreement by the affirmative vote or consent of Stockholders representing more than fifty percent (50%) of the outstanding shares of Common Stock and Preferred Stock voting together as a single class on an as-converted basis.

“Resignations” has the meaning set forth in Section 5.7.1.

“SEC Clearance Date” shall have the meaning set forth in Section 5.4.

“SEC Filings” means collectively the Company’s SEC Documents (including exhibits identified on the schedule of exhibits filed with the SEC), but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, including programmers’ notes and source code annotations, user manuals and training materials, whether in source code or other human readable form or object code, all descriptions, flow-charts and other work product and technology used to design, plan, organize, maintain, support or develop any of the foregoing, and the contents and audiovisual displays on any websites.

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“Standard Customer Agreements” means any Contract with a customer, reseller, distributor, or similar partner of the Company or any of its Affiliates that is entered into in the ordinary course of business and on terms materially consistent with those customary for the Company or such Affiliate.

“Stock Option Plan” means TearLab Corporation 2002 Stock Incentive Plan, as amended on June 23, 2017 and any other agreement under which options to purchase shares of the Common Stock have been issued.

“Stockholder” means a holder of Company Capital Stock.

“Stockholder Consent” has the meaning set forth in Section 5.3.1.

“Stockholder Notice” has the meaning set forth in Section 5.4.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means all U.S. federal, state, local and non-U.S. returns, estimates, information statements, forms, declarations, documents and reports, including any attachments or schedules thereto and amendments thereof, filed or required to be filed with a taxing authority.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, capital stock, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, estimated, excise, severance, social security, environmental, stamp, occupation, premium, property (including, without limitation, with respect to Real Property or personal property), real property gains, windfall profits, customs, duties, value added, alternative or add-on minimum, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Dispute” has the meaning set forth in Section 7.1.6.

“Termination Dispute Notice” has the meaning set forth in Section 7.1.6.

“Termination Fee” has the meaning set forth in Section 7.3.

“Termination Notice” has the meaning set forth in Section 7.1.6.

“Top Customers” has the meaning set forth in Section 3.11.

“Top Vendors” has the meaning set forth in Section 3.11.

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“Transaction Expenses” means (a) (i) all cost and expenses on account of defeasance of Company Warrants and of Options, (ii) fees of legal counsel, financial advisors, accountants and brokers, and (iii) the Change in Control Payments, incurred by the Company and any Subsidiary by reason of, or in connection with, the preparation, negotiation and execution of this Agreement, and the performance and consummation of the Merger, the other transactions contemplated hereby and thereby, and (b) any unpaid costs at Closing of the D&O Tail Policy referenced in Section 5.7.2.

Article II

The Merger

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place as promptly as practicable after, and in no event later than 10:00 a.m., New York time, on the date that is two (2) Business Days after, the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of McDermott Will & Emery LLP, 1007 N. Orange Street, 4th Floor, Wilmington, DE, 19801, or at such other time or on such other date or at such other place or at no place, as the Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that the Closing shall not occur prior to the date that is twenty (20) days after the Information Statement Mailing Date.

2.3 Closing Deliverables.

2.3.1 At or prior to the Closing, the Company shall deliver to Buyer the following:

2.3.1.1 evidence of termination (at or before the Effective Time) of all the outstanding company Warrants (the “Company Warrants”) set forth in Section 2.03(a)(vii) of the Company Disclosure Schedules;

2.3.1.2 the Resignations;

2.3.1.3 a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 6.2.1 and Section 6.2.2 has been satisfied;

2.3.1.4 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (2) the Stockholder Consent, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder (the “Closing Secretary Certificate”);

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2.3.1.5 a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and any of its Subsidiaries is organized or qualified to do business;

2.3.1.6 the Closing CFO Certificate, evidencing, among other things, that (i) the Company’s total legal fees and expenses included in the Transaction Expenses do not exceed $500,000 and (ii) the Company’s total investment advisers’ fees and expenses included in the Transaction Expenses do not exceed $150,000; and

2.3.1.7 the FIRPTA Certificate,

2.3.1.8 evidence that the CRG Credit Agreement Amendment remains in full force and effect as of the Effective Time;

2.3.1.9 evidence in form and substance reasonably sufficient to confirm the delivery of all notices and receipt of all approvals, consents, and waivers that are listed on Schedule 3.4.1 and requested by Buyer to be delivered or obtained; and

2.3.1.10 written record reasonably acceptable to Buyer evidencing the amount referenced in clause (ii) of the definition of “Indebtedness” set forth above (related to the PPP).

2.3.2 At the Closing, Buyer shall deliver to the Company (or such other Person as may be specified herein) the following:

2.3.2.1 a certificate, dated the Closing Date and signed by a duly authorized officer of each of Buyer and Merger Sub, that each of the conditions set forth in Section 6.3.1 and Section 6.3.2 has been satisfied; and

2.3.2.2 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer and Merger Sub certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the names and signatures of the officers of Buyer and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

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2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Buyer and Merger Sub shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.6 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

2.7 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

2.8 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Stockholder:

2.8.1 Cancellation of Certain Company Capital Stock. Shares of Common Stock and Preferred Stock that are owned by CRG, Buyer, Merger Sub or any of their respective direct or indirect Affiliates, or the Company (as treasury stock or otherwise) or any of its direct or indirect wholly owned Subsidiaries (collectively the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.8.2 Conversion of Other Company Capital Stock.

2.8.2.1 Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) the Cancelled Shares, and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration.

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2.8.2.2 Preferred Stock. Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) the Cancelled Shares, and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration.

2.8.3 Cancellation of Stockholder Rights. At the Effective Time, all shares of Company Capital Stock will no longer be outstanding and all shares of Company Capital Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”), or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of the Company Capital Stock (each, a “Book-Entry Share”) shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights as a stockholder of the Company, except the right to receive the Closing Per Share Merger Consideration in accordance with Section 2.8.2.

2.8.4 Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

2.9 Treatment of Options and Warrants.

2.9.1 Each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, without any action on the part of Buyer, Merger Sub, the Company or any Optionholder, cancelled and each Optionholder shall cease to have any rights with respect thereto. For the avoidance of doubt, the Company represents and warrants to the Buyer that (i) no Options shall have any right to receive any consideration in respect thereof, and (ii) all Options shall have, as of the Effective Time, been terminated with no further rights to the holders thereof.

2.9.2 As of the Effective Time, the Company Warrants shall have been cancelled and terminated and of no further force or effect.

2.9.3 At or prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions necessary to effectuate the provisions of Sections 2.9.1 and 2.9.2.

2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 2.8.1) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Capital Stock) shall not be converted into a right to receive the Closing Per Share Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Closing Per Share Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.8.2, without interest thereon. The Company shall provide Buyer prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands so long as such right is exercised reasonably and in good faith. Except with the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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2.11 Surrender and Payment.

2.11.1 Paying Agent; Payment Fund. Prior to the Effective Time, Buyer shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the payments described in Section 2.11.

2.11.2 At or promptly following the Effective Time, Buyer shall pay the aggregate Purchase Price, as follows: (a) the amount of $736,053.21 (such amount on deposit, plus any other required amounts in accordance with Section 2.11.3, the “Payment Fund”) shall be deposited with the Paying Agent, in trust, for payment following Closing of the aggregate Closing Per Share Merger Consideration in respect of all of the shares of Company Capital Stock represented by the Certificates and the Book-Entry Shares (other than: (i) Cancelled Shares; and (ii) Dissenting Shares), and (b) $5 million to CRG in accordance with the CRG Credit Agreement Amendment on account of the CRG Closing Partial Repayment. The Payment Fund shall not be used for any purpose other than to fund the Merger Consideration;

2.11.3 If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.8.2, Buyer shall take all steps necessary to, or to enable or cause the Surviving Corporation to, promptly deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. Buyer or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Capital Stock for the Merger Consideration. Promptly after the Effective Time, Buyer shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Capital Stock at the Effective Time, whose Company Capital Stock was converted pursuant to Section 2.8.2 into the right to receive the Closing Per Share Merger Consideration, a letter of transmittal and instructions, substantially in the form attached as Schedule 2.11.3 hereto, (which shall, among other things, specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) for use in such exchange.

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2.11.4 Procedures for Surrender; No Interest. Each holder of shares of Company Capital Stock that have been converted into the right to the Merger Consideration shall be entitled to receive the aggregate Closing Per Share Merger Consideration in respect of the Company Capital Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the aggregate Closing Per Share Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Book-Entry Share so surrendered or transferred, as the case may be, shall immediately be cancelled.

2.11.5 Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Buyer or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Buyer or the Surviving Corporation, as Buyer directs.

2.11.6 Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

2.11.7 Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the aggregate Closing Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

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2.11.8 Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Capital Stock six (6) months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Buyer (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the applicable aggregate Closing Per Share Merger Consideration without any interest. Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

2.11.9 Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Buyer, upon demand.

2.12 Withholding Rights. Each of the Paying Agent, Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as the case may be, and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.13 No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable in accordance with the terms of this Agreement shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Company Capital Stock, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable aggregate Closing Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

2.14 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, unless expressly waived by Buyer in writing, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Closing Per Share Merger Consideration to be paid in respect of the shares of Common Stock formerly represented by such Certificate as contemplated under this Article II.

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2.15 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted (to the extent necessary) to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article III
Representations And Warranties Of The Company

Except as disclosed or included in (i) the SEC Filings, (ii) the applicable section or subsection of the Company Disclosure Schedules (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedules shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent (based on the specific details disclosed in the Company Disclosure Schedules) that such information is relevant to such other section or subsection), or (iii) the other Disclosed Company Information, the Company hereby represents and warrants to Buyer as follows:

3.1 Organization of the Company.

3.1.1 The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and presently proposed to be conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.1.2 The Company has made available to Buyer true and complete copies of the Charter Documents of the Company, each as amended to date. The minute books of the Company, all of which have been made available to Buyer before the date of this Agreement, are true and complete in all material respects.

3.1.3 Schedule 3.1.3 of the Company Disclosure Schedules lists, as of the date of this Agreement, each subsidiary of the company (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or formation, as applicable), and has the requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and presently proposed to be conducted. Each Subsidiary is duly qualified to do business and in good standing to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Subsidiaries are wholly owned by the Company, the shares in the Subsidiaries are free and clear of any liens (other than Permitted Liens), and no Person other than the Company has any rights convertible or exercisable into equity interests in any of the Subsidiaries or has claimed any lien (other than Permitted Liens) in respect of the shares in the Subsidiaries.

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3.2 Capital Stock of the Company.

3.2.1 The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, 12,560,635 of which are issued and outstanding as of May 7, 2020 (the “Capitalization Date”), and 10,000,000 shares of Preferred Stock, 2,114 of which are designated Series A Convertible Preferred Stock, none of which are issued and outstanding as of the Capitalization Date. As of the Capitalization Date, no shares of the Company’s capital stock are held by the Company in its treasury.

3.2.2 Except as set forth on Schedule 3.2.2 of the Company Disclosure Schedules, shares of Common Stock to be issued in connection with the transactions contemplated by the CRG Credit Agreement Amendment, and the Options and the Company Warrants, all of which are being cancelled as of the Effective Time in accordance with Section 2.9.1 above, as of the Capitalization Date, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or any of its Subsidiaries; (B) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; (C) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (B); or (D) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth on Schedule 3.2.2 of the Company Disclosure Schedules, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries. All existing (if any) agreements or undertakings described in the preceding sentence shall terminate, and shall have no further force and effect, from and after the Effective Time.

3.2.3 Except for the Options, all of which are being cancelled as of the Effective Time in accordance with Section 2.9.1 above, as of the date of this Agreement, there are no, and at the Effective Time there shall not be any, options to purchase shares of Company Capital Stock granted under any employee or director stock option, stock purchase, phantom equity, or equity-based compensation plan, arrangement or agreement of the Company or otherwise. No Options or other right to acquire capital stock of the Company previously outstanding as of the date hereof (i) was granted with an exercise price for purposes of Section 409A of the Code that is less than the fair market value of the underlying stock or security on the date of grant or (ii) had any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, in each case, determined in a manner consistent with Section 409A of the Code.

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3.3 Authority.

3.3.1 The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the Requisite Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

3.3.2 The Company Board duly and unanimously adopted resolutions (i) that the terms of this Agreement and the transactions contemplated hereby, including the “agreement of merger” (as such term is used in Section 251 of the DGCL), are advisable and fair to, and in the best interests of, the Company and its stockholders (including stockholders other than Buyer), (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Company for their adoption of this Agreement and approval of the Merger, and (iv) resolving to recommend that the Stockholders adopt the “agreement of merger” and approve the Merger (the “Company Board Recommendation”) which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

3.3.3 The Requisite Stockholder Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No separate vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

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3.4 No Conflict; Consents and Approvals.

3.4.1 The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter Documents, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written, that is binding on the Company or any Subsidiary (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) assuming that the Requisite Stockholder Vote and all consents, approvals, authorizations and other actions described in Schedule 3.4.1 of the Company Disclosure Schedules have been obtained and all filings and notifications described in Section 3.4.2 have been made, any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law” or “Laws”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.4.2 No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the Company Information Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement, (ii) such filings and reports as may be required pursuant to the applicable requirements of state securities “blue sky” laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.5 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

3.5.1 SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Buyer the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and Information Statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

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3.5.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

3.5.3 Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

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3.5.4 Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.5.5 Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2019 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the Ordinary Course of business; (iii) are incurred in connection with this Agreement and the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5.6 Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

3.5.7 Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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3.5.8 Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2017: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

3.6 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, hearing, grievance or other proceeding (each, an “Action”) pending or, to the Company’s Knowledge, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective officers, directors, properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of, or any continuing settlement agreement or similar written agreement with, any Governmental Authority.

3.7 Labor and Employment Matters.

3.7.1 Except as set forth on Schedule 3.7.1 of the Company Disclosure Schedules, to the Company’s Knowledge, none of the executive officers or management employees of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transaction contemplated by this Agreement.

3.7.2 The Company has made available a schedule entitled “Schedule 3.7.2(a)” containing a complete and accurate list of all of the current employees of the Company and each of its Subsidiaries (collectively, the “Company Employees”), which list is current as of April 30, 2020, describing for each such Company Employee: (i) the position held; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) business location; (v) whether paid on a salary, hourly or commission basis; (vi) regular hourly wage, annual salary or commission rate, as applicable; (vii) customarily scheduled hours per week; (viii) bonus potential; (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (x) the total amount of bonus, severance and other amounts to be paid to such Company Employee at the Closing or otherwise in connection with the transactions contemplated hereby, assuming such person’s services were terminated in connection with the Closing. The Company has made available a schedule entitled “Schedule 3.7.2(b)” containing a complete and accurate list of all current natural persons who are independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of the business of the Company or its applicable Subsidiary and classified by the Company or its applicable Subsidiary as other than a Company Employee or compensated other than through wages paid by the Company or its applicable Subsidiary through its payroll department and reported on a Form W-2 (“Contingent Workers”), which list is current as of April 30, 2020 and includes any Contingent Worker who has performed services for the Company or its Subsidiaries during the twelve (12) month period immediately preceding such date, and provides for each such Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company or its applicable Subsidiary.

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3.7.3 There is no, and during the past three (3) years there has been no, labor strike, picketing of any nature or lockout pending or, to the Company’s Knowledge, threatened, against or affecting the business of any Company or any of its Subsidiaries. There is no, and during the past three (3) years there has been no, material labor dispute, work stoppage, slowdown or any other material concerted interference with normal operations, pending or, to Company’s Knowledge, threatened, against or affecting the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any union representing any Company Employees. To the Company’s Knowledge, except as set forth on Schedule 3.7.3, no union or other labor organization claims or demands to represent any Company Employees, and there are no organizational campaigns in progress with respect to any of the Company Employees. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice, and there has been no such charge threatened or pending in the last three (3) years.

3.7.4 Except as set forth on Schedule 3.7.4 of the Company Disclosure Schedules or as would not be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are in compliance with all applicable laws and regulations respecting labor, employment, human rights, pay equity, fair employment practices, work place safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors or employees, and wages and hours; (ii) nether the Company nor any of its Subsidiaries are delinquent in any payments to any Company Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Company Employees or Contingent Workers; (iii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) to the Company’s Knowledge, none of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated, or are subject to imminent audit or investigation by any Governmental Authority; (v) neither the Company nor any of its Subsidiaries is, or within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) except to the extent applicable with respect to employees covered by the employment agreement listed on Schedule 3.7.4 of the Company Disclosure Schedules, the Company Employees are at-will and no Company Employee is subject to any contract, expressed or implied, written or oral, with the Company or any of its Subsidiaries.

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3.7.5 Except as set forth on Schedule 3.7.5(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of its Subsidiaries. The Company has made available a schedule entitled “Schedule 3.7.5(b)” setting forth for each Company Employee who has suffered such an “employment loss” during the ninety (90) day period preceding the date hereof: (i) the name of such employee, (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (iv) the reason for the “employment loss,” and (v) such employee’s last job title(s), location, and department(s).

3.7.6 To the extent that any Contingent Workers are used or engaged by the Company or any of its Subsidiaries, the Company and its applicable Subsidiaries have properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites. All Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

3.7.7 Except as set forth on Schedule 3.7.7 of the Company Disclosure Schedules: (i) no Company Employee is on a visa sponsored by the Company or any of its Subsidiaries which visa will require continued sponsorship; and (ii) neither the Company nor any of its Subsidiaries has, within the past three (3) years, received a “no match” letter from the Social Security Administration concerning any current or former Company Employee. A USCIS Form I-9 has been properly prepared and retained for each Company Employee as required by Law. Seller has no Knowledge that any such Form I-9 was improperly prepared or that false documentation was provided in connection with satisfying the requirements of such Form I-9.

3.7.8 No representative of the Company or any of its Subsidiaries has made any representation, promise or guarantee, express or implied, to any Company Employee or Contingent Worker regarding: (i) whether the Company or its Subsidiaries intends to retain such individual; or (ii) terms and conditions on which the Company or its Subsidiaries may retain or offer to retain such individual.

3.7.9 Except as set forth on Schedule 3.7.9 of the Company Disclosure Schedules, each Company Employee has entered into a confidentiality and assignment of inventions agreement with the Company or its applicable Subsidiaries, a copy of which has been made available to Buyer. Except as set forth on Schedule 3.7.9 of the Company Disclosure Schedules, to the Company’s Knowledge, no Company Employee: (i) is party to any agreement with any prior employer that limits or purports to limit the ability of the Company Employee to compete in any line of business or with any Person or in any geographic area or during any period of time; or (ii) has any other obligations to a prior employer that is violated by the performance of the Company Employee’s duties on behalf of the Company or its applicable Subsidiaries.

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3.7.10 To the Company’s Knowledge, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

3.7.11 To the Company’s Knowledge, within the last three (3) years: (i) no Company Employee or Contingent Worker has made any allegation of sexual harassment against the Company or against any Company Employee who is an executive officer of the Company; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Company Employee or Contingent Worker.

3.7.12 Except as set forth on Schedule 3.7.1 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and neither the Company nor any of its Subsidiaries is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage Laws.

3.7.13 Schedule 3.7.13 of the Company Disclosure Schedules sets forth a true, correct and complete list of all severance Contracts and employment Contracts, pursuant to which any employee is anticipated to receive, or has received as of the date of this Agreement, compensation in excess of fifty thousand dollars ($50,000) in the fiscal year ending December 31, 2019, to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound.

3.8 Employee Benefit Plans.

3.8.1 Schedule 3.8 of the Company Disclosure Schedules contains a true and complete list as of the date hereof of all material Company Plans.

3.8.2 The Company is not a participant in any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

3.8.3 No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Section 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

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3.8.4 The Company does not have any unsatisfied liability with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.

3.8.5 With respect to each Company Plan intended to qualify under Section 401(a) of the Code, such Company Plan has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified.

3.8.6 Except as set forth on Schedule 3.8.6 of the Company Disclosure Schedules, each Company Plan (including any related trusts) complies in form and in operation in all material respects with all applicable Laws, including ERISA and the Code, as applicable. There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any liability to the Company.

3.8.7 Except as set forth on Schedule 3.8.7 of the Company Disclosure Schedules, each Company Plan (including any related trusts) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Plan. All contributions or other amounts payable by the Company with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles (including all employer contributions and employee salary reduction contributions).

3.8.8 Except as set forth on Schedule 3.8.8 of the Company Disclosure Schedules, (i) no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Company Plan, and (ii) the Company has no Tax liability under Section 4975 of the Code. Except as required by applicable Law, no Company Plan, nor any trust which serves as a funding medium for any such Company Plan is currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.

3.8.9 Except as set forth on Schedule 3.8.9 of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or in conjunction with any other event, will (i) entitle any Company Employee, independent contractor or other service provider to any payment or any increase in payment or other benefits under any Company Plan or (ii) accelerate the time of payment of vesting or increase the amount of compensation or benefits due any such individual or (iii) result in any payment that is not deductible under Section 280G of the Code. None of the Company or its Subsidiaries has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

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3.8.10 The Company has made available to the Buyer correct and complete copies of the following documents: (i) to the extent applicable, all plan documents, amendments and trust agreements relating to each material Company Plan, including any insurance contracts under which benefits are provided, as currently in effect; (ii) a written description of each material Company Plan if such plan is not set forth in a written document; (iii) to the extent applicable, the most recent annual and periodic accountings of plan assets; (iv) to the extent applicable, the most recent IRS notification, opinion or determination letter relating to any Company Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code; (v) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the most recent three plan years for which such form is currently required; (vi) the current summary plan description, if any is required by ERISA to be prepared and distributed to participants, for each Company Plan; and (vii) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Company Plan.

3.8.11 Except as set forth on Schedule 3.8.11 of the Company Disclosure Schedules, no Company Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (COBRA) or any other similar applicable Law.

3.9 Taxes.

3.9.1 except as set forth on Schedule 3.9 of the Company Disclosure Schedules, all income and other material Tax Returns required by applicable Law to have been filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, and continue to be, true and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns (other than automatic extensions requested in the Ordinary Course of Business);

3.9.2 neither the Company nor any of its Subsidiaries (i) is delinquent in the payment of any Tax (whether or not shown on any Tax Return), (ii) has incurred any liability for accrued but unpaid Taxes other than those which have been incurred in the Ordinary Course of Business since December 31, 2019, the date of the audited consolidated balance sheet of the Company and its Subsidiaries, (iii) has any liability for Taxes other than Taxes of the Company and its Subsidiaries (except for amounts incurred pursuant to contracts, the principal purpose of which is not the allocation of responsibility for Taxes, entered into in the Ordinary Course of Business with vendors, customers, lessees and the like), or (iv) has received notice of any actual or proposed deficiencies or assessments for Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP. The Company and its Subsidiaries have adequately reserved for all other potential tax risks in accordance with GAAP;

3.9.3 each of the Company and its Subsidiaries have withheld and paid to the appropriate tax authorities all Taxes required to have been withheld and paid;

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3.9.4 no liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable;

3.9.5 neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or similar agreement, and there are no material adjustments under Section 481 of the Code that have been requested by the Company or proposed in writing by any Governmental Authority with respect to the Company or any of its Subsidiaries, in each case that is reasonably expected to increase the liability of the Company or any of its Subsidiaries for Taxes for a Tax period ending after the Closing Date;

3.9.6 neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

3.9.7 neither the Company nor any of its Subsidiaries has participated in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a “reportable transaction” in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b);

3.9.8 neither the Company nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority);

3.9.9 neither the Company nor any of its Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. The Company’s non-U.S. Subsidiaries are inactive;

3.9.10 as of the date of this Agreement, there are no proceedings now pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with respect to any Tax.

3.10 Contracts. Schedule 3.10 of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each of the following Contracts to which the Company and/or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or businesses are bound (and any amendments, supplements and modifications thereto), in each case, other than Standard Customer Agreements:

3.10.1 employment Contracts providing for severance or similar benefits;

3.10.2 collective bargaining agreements or other Contracts with any works council or labor organization, union or association;

3.10.3 Contracts (including consent decrees) containing covenants of the Company prohibiting or expressly limiting the ability of the Company to make sales to any Person in any manner or engage in any business activity (including activities related to the employment, solicitation or hiring of any Person) or compete with any Person in any line of business or in any geographical area, or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or use or enforce any Intellectual Property of the Company;

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3.10.4 Contracts (including consent decrees) containing covenants of the Company granting the other party or any Person “most favored nation” or similar status or any right of first refusal, first notice or first negotiation;

3.10.5 any leases, subleases, licenses, occupancy agreements or other contracts, agreements or arrangements with any Person (other than the Company) under which the Company is a lessee, tenant, sublessee, subtenant, licensee or other occupant of, or holds any possessory interest with respect to, any Leased Real Property, together with all instruments affecting, amending, modifying or terminating, in whole or part, such leases, subleases, licenses, occupancy agreements or other contracts, agreements or arrangements, including, without limitation, all amendments, addenda, supplements, modifications, terminations, consents, waivers, estoppels, subordination agreements, attornment agreements, non-disturbance agreements, commencement date memoranda, letter agreements, letters of credit, and written notices (collectively, the “Leases”) (or, if any such Lease is oral in nature, a written summary of the key terms of such Lease);

3.10.6 Contracts that require notice to or the consent of any third party or contain a right of a third Person to terminate or modify such Contract, with respect to the change of control of the Company, except as has not had and would not reasonably be expected to have a Material Adverse Effect;

3.10.7 leases, subleases or similar Contracts with any Person (other than the Company) under which (i) the Company is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (ii) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case that has an aggregate future liability or receivables, as the case may be, in each case of clauses (i) and (ii), that provides an express payment obligation in excess of three hundred thousand dollars ($300,000) and is not terminable by the Company by notice of not more than sixty (60) days for a cost of less than fifty thousand dollars ($50,000);

3.10.8 Contracts granting to the Company any exclusive rights in or to any of the Intellectual Property of another Person, including any Contracts for the Licensed Intellectual Property of the Company;

3.10.9 Contracts under which the Company exclusively licenses or grants any rights in or to any of the Owned Intellectual Property of the Company to another Person;

3.10.10 Contracts under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of Indebtedness of the Company (other than in favor of the Company);

3.10.11 Contracts under which (i) any Person including the Company, has directly or indirectly guaranteed any Indebtedness, liabilities or obligations of the Company or (ii) the Company has directly or indirectly guaranteed or assumed or agreed to act as a surety with respect to any Indebtedness, liabilities or obligations of any Person, including the Company (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

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3.10.12 Contracts under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company), other than in the Ordinary Course of Business;

3.10.13 Contracts providing for the indemnification of any Person by reason of such Person serving, or having served at any time, in any capacity covered under Section 145 of the DGCL;

3.10.14 Contracts providing for a merger, the purchase or sale of a business, a business unit or the purchase or sale of the assets thereof, to the extent not in the Ordinary Course of Business;

3.10.15 powers of attorney (other than a power of attorney given in the Ordinary Course of Business);

3.10.16 Contracts (including in the form of purchase orders) for the purchase of goods or services requiring payment by the Company or any of the Subsidiaries, in the aggregate, of more than three hundred thousand dollars ($300,000) in any twelve (12) month period or extending for a term more than one hundred and eighty (180) days after the date of this Agreement (unless terminable by the Company with payment or penalty not in excess of $50,000 upon no more than sixty (60) days’ notice);

3.10.17 Contracts (including in the form of sales order) obligating the Company or any of the Subsidiaries to deliver, in the aggregate, products or services for payment of more than three hundred thousand dollars ($300,000) in any twelve (12) month period or extending for a term more than one hundred and eighty (180) days after the date of this Agreement (unless terminable by the Company with payment or penalty not in excess of $50,000 upon no more than sixty (60) days’ notice);

3.10.18 Contracts for any joint venture, partnership or similar arrangement, or any Contracts involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person (other than its Subsidiaries), excluding (i) indemnification, insurance, or similar provisions, (ii) commissions and similar sales compensation arrangements, and (iii) other provisions entered into in the Ordinary Course of Business;

3.10.19 Contracts providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;

3.10.20 Contracts other than as set forth above that has a stated aggregate future liability to any Person in excess of three hundred thousand dollars ($300,000) (unless terminable by the Company with payment or penalty not in excess of $50,000 upon no more than sixty (60) days’ notice);

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3.10.21 Contracts with any Affiliate, or current or former officer or director of the Company, to the extent not disclosed under any other subsection of this Section 3.10;

3.10.22 Contracts relating to settlement of any Action or other dispute entered into by the Company or any Subsidiary since January 1, 2018;

3.10.23 Contracts with a Top Customer or a Top Vendor (excluding, for the avoidance of doubt, purchase orders, invoices, non-disclosure agreements, Contracts lacking material future obligations, and/or other ancillary documents or Contracts), to the extent not disclosed under any other subsection of this Section 3.10; and

3.10.24 any Contract not otherwise described in any other subsection of this Section 3.10 that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

3.11 Top Customers and Top Vendors. During the past year, the Company has not received any oral or written (including by email) notice from any of its top ten (10) largest customers, measured by aggregate consideration paid to the Company for the fiscal year ended December 31, 2019 (“Top Customers”), or from any of its top ten (10) largest vendors by consideration paid by the Company for the fiscal year ended December 31, 2019 (“Top Vendors”) that any such Top Customer or Top Vendor, as the case may be, intends to terminate, cancel, not renew, or decrease the volume of purchases or rate of supplying, as the case may be, or to otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party.

3.12 Intellectual Property.

3.12.1 Company Intellectual Property. Schedule 3.12(a) of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all: (i) Owned Intellectual Property of the Company and Licensed Intellectual Property of the Company exclusively licensed to Company that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Owned Intellectual Property of the Company.

3.12.2 Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner or licensee of all right, title, and interest in and to the Owned Intellectual Property of the Company and Licensed Intellectual Property of the Company exclusively licensed to Company, and has the valid and enforceable right to use all other Intellectual Property used in, to the Knowledge of the Company, necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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3.12.3 Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company Intellectual Property are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Owned Intellectual Property of the Company and to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property of the Company, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12.4 Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not, to the Company’s Knowledge, infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Company’s Knowledge, no third party is infringing upon, violating, or misappropriating any Company IP.

3.12.5 IP Actions and Orders. There are no Actions pending or, to the Company’s Knowledge, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, ownership of, or right to use any Owned Intellectual Property of the Company or the Company’s or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding order that restricts or impairs the use of any Company Intellectual Property, except where compliance with such order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12.6 Company IT Systems. Since January 1, 2019, there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting any systems of the Company or the data or transactions stored or processed thereon, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13 Healthcare Regulatory Compliance.

3.13.1 The Company and its Subsidiaries are, and at all times have been, in compliance with, and conduct their business and operations in compliance with, all applicable Healthcare Laws of the relevant in the countries in which the Company and its Subsidiaries distribute or market their products. As of the date of this Agreement, neither the Company nor its Subsidiaries have received any notice or been charged with the actual or alleged violation of any Healthcare Laws.

3.13.2 The Company, its Subsidiaries, and to the Knowledge of the Company, no officer, employee or agent of the Company or its Subsidiaries are or has ever: (i) had a civil monetary penalty assessed against it pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§ 3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

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3.13.3 To the extent applicable, the Company’s and its Subsidiary’s collection, maintenance, transmission, use, disclosure and disposal of personal information complies in all material respects with: (a) the contracts to which the Company is a party; and (b) all applicable Healthcare Laws.

3.13.4 Company and its Subsidiaries have not been, or have not been threatened to be, (i) excluded from U.S. health care programs pursuant to 42 U.S.C. §1320a7 or any related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4) or other applicable laws or regulations, or (iii) a party to an individual or corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or otherwise have any continuing reporting obligations pursuant to any deferred prosecution, settlement or other integrity agreement with any Governmental Authority, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations. To the Knowledge of Company, no officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Law.

3.13.5 FDA Laws and Regulation. The Company and its Subsidiaries are, and at all times have been, in material compliance with, and conduct their business and operations in material compliance with, all applicable FDA laws and regulations and similar local, state, and foreign laws and regulations where the Company and its Subsidiaries distribute or market their products, including but not limited to (i) the requirement for and the terms of all necessary Permits, including, without limitation, approvals, clearances, exemptions and licenses, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”), (vi) payment of all application, product, and establishment fees, and (vii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, and GLP.

3.13.6 Without limiting the generality of Section 3.13.1 above:

3.13.6.1 The Company and its Subsidiaries, as applicable, hold all material registrations, clearances, approvals, licenses, authorizations, exemptions, or permits required by or issued under the FDCA (“FDA Permits”), and have made all declarations, submissions, filings, and listings that are necessary to conduct its business and comply with applicable FDA law and regulations. All FDA Permits are in full force and effect and, to the Knowledge of the Company and its Subsidiaries, no suspension, revocation, cancellation or withdrawal of such FDA Permit is threatened and there is no basis for believing that such FDA Permit will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn. To the Knowledge of Company and its Subsidiaries, each of Company’s or its Subsidiaries’ establishments that are required to be registered with the FDA as establishments are registered with FDA, and each finished product manufactured or assembled by Company or its Subsidiaries for themselves or for a third party that is subject to the FDA laws and regulations (collectively, “FDA Products”) is listed with FDA under the applicable FDA registration and listing regulations for medical devices set forth in 21 C.F.R. Part 807.

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3.13.6.2 The Company and its Subsidiaries have not received any written notice or communication from any Governmental Authority of any actual or threatened investigation, inquiry, or administrative, judicial or regulatory action, hearing, or enforcement proceeding against the Company regarding any violation of applicable FDA law or regulations. The Company has no Knowledge of any material obligation arising under an investigation, inquiry or administrative, judicial or regulatory action, hearing, or enforcement proceeding by or on behalf of the FDA, warning letter, untitled letter, Form FDA 483, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with any Governmental Authority with respect to FDA laws and regulations, and no such material obligation has been threatened.

3.13.6.3 To the Knowledge of Company and its Subsidiaries, there is no product liability, civil, or criminal action, suit, proceeding, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against or relating to Company or its Subsidiaries or, to the knowledge of Company and its Subsidiaries, any of its employees, which involves or arises from a material violation of FDA laws or regulation, and Company and its Subsidiaries have no material liability for failure to comply with any FDA laws and regulations. There is no act, omission, event, or circumstance, of which Company or its Subsidiaries have Knowledge, that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such material liability. As of the date of this Agreement, neither Company nor its Subsidiaries are undergoing any inspection related to FDA law and regulation.

3.13.6.4 There has not been any violation of any FDA laws and regulations by Company or its Subsidiaries in the product development efforts, submissions, production, marketing, distribution, labeling, record keeping and mandatory reports to FDA that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action or proceedings relating to Company, nor has there been any such violation by any officer, director, employee of Company that involves a matter within or related to the FDA’s jurisdiction relating solely to the FDA Products, except where the existence of any of the foregoing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

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3.13.6.5 No FDA Product has been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution, or commercialization activity by a Governmental Authority. To the Knowledge of the Company and its Subsidiaries, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import refusal or seizure of any FDA Product are pending or threatened against any Company. Each FDA Product: (1) has been cleared or approved by FDA as required, prior to distribution, where required; (2) has been designed, manufactured, prepared, assembled, labeled, stored, installed, serviced and processed in substantial compliance with the Quality System Regulation set forth in 21 C.F.R. Part 820, as applicable; and (3) is labeled, promoted and advertised, including but not limited to online and in social media fora, in substantial compliance in all material respects in accordance with their registration and approved claims and labeling or otherwise as permitted by Governmental Authorities and applicable law.

3.13.6.6 To the Knowledge of the Company and its Subsidiaries, no officer, employee or agent of the Company or its Subsidiaries has been, or has been threatened to be: (a) debarred under FDA proceedings under 21 U.S.C. § 335a; (b) disqualified under FDA investigator disqualification proceedings; (c) subject to FDA’s Application Integrity Policy; or (d) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

3.14 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and to the Company’s Knowledge: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

3.15 Information Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, Information Statement, and forms of proxy (collectively, the “Company Information Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first filed with the SEC or mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CRG, Buyer or Merger Sub for inclusion or incorporation by reference in the Company Information Statement.

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3.16 Anti-Corruption Matters. None of the Company, any of its Subsidiaries or any director, officer or, to the Company’s Knowledge, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Company’s Knowledge, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

3.17 No Material Changes. Since the date of the Company Balance Sheet, the business of the Company and the Subsidiaries has been conducted in the Ordinary Course of Business and there has not occurred any event and no circumstances exist that, individually or in the aggregate, constitute or would reasonably be expected to result in a Material Adverse Effect.

3.18 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.19 Related Person Transactions. There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Company Capital Stock, but not including any wholly-owned Subsidiary, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or Information Statement pertaining to an annual meeting of stockholders.

3.20 Payment Obligations; Indebtedness. All payment obligations of the Company arising in its Ordinary Course of Business that are due and payable on or prior to the Closing in the Ordinary Course of Business, and all payment obligations of the Company related to the sale of stock or assets of the Company, other than in the Ordinary Course of Business, incurred at or prior to Closing, shall have, consistent with the foregoing, been fully satisfied at or prior to the Closing. At the Closing, the Company shall not have any outstanding Indebtedness other than the CRG Closing Debt.

3.21 Full Disclosure. No representations or warranties in relation to the Company contained in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to Buyer or its Affiliates pursuant hereto, or in connection with the Merger, intentionally contained any untrue statement of a material fact, or intentionally omits to state any material fact necessary to make the statements or facts contained therein not misleading.

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3.22 Real Property.

3.22.1 The Company does not own, has never owned, and does not possess any contractual right or option to purchase, any Real Property.

3.22.2 There are no subleases, licenses or other occupancy agreements pursuant to which the Company has granted any possessory interest to any party in any Leased Real Property.

3.22.3 The Company has neither given nor received any notice of default with respect to any Lease, and, to the Company’s Knowledge, the Company is not in default under any Lease and there are no facts or circumstances which, given the passage of time or the giving of notice, would constitute a default under any Lease.

3.23 Acknowledgement. Each press release issued by the Company during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred, or information exists with respect to the Company or its business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed.

Article IV

Representations And Warranties Of Buyer And Merger Sub

Buyer and Merger Sub hereby represents and warrants to Company as follows:

4.1 Organization of Buyer and Merger Sub. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Buyer and Merger Sub has the full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and presently proposed to be conducted.

4.2 Authority of Buyer and Merger Sub. Each of Buyer and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation by each of Buyer and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub and no other corporate proceedings on the part of either of Buyer or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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4.3 No Conflict; Consents and Approvals.

4.3.1 The execution, delivery and performance of this Agreement by the each of Buyer and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Buyer and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, any provision of (i) the organizational documents of each of Buyer and Merger Sub or (ii) any Law applicable to Buyer or Merger Sub or any of their respective Subsidiaries or by which Buyer or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets may be bound.

4.3.2 No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority is required by or with respect to Buyer or Merger Sub or any their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by each of Buyer and Merger Sub or the consummation by each of Buyer and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of state securities “blue sky” laws and (ii) the filing of the Certificate of Merger as required by the DGCL.

4.4 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Sub or any of their respective Subsidiaries.

4.6 Sufficiency of Funds. At the Closing, Buyer shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and all Transaction Expenses unpaid as of the Closing and consummate the transactions contemplated by this Agreement.

4.7 Legal Proceedings. There is no Action pending or, to the knowledge of Buyer or Merger Sub, threatened, against or affecting Buyer, Merger Sub, or any of their respective Subsidiaries or any of their respective officers, directors, properties or assets related to the entry into, and consummation of the transactions contemplated by, this Agreement and the Ancillary Documents. Neither Buyer nor Merger Sub nor any of their respective Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of, or any continuing settlement agreement or similar written agreement with, any Governmental Authority.

4.8 Stock Ownership. Buyer is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Buyer nor any of its subsidiaries directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Buyer nor any of its subsidiaries has owned, beneficially or otherwise, any shares of Company Capital Stock.

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4.9 Information Supplied. None of the information included or incorporated by reference in the Company Information Statement concerning Buyer or Merger Sub (provided by Buyer for the express purpose of inclusion in the Company Information Statement) will, on the date it is first filed with the SEC or mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Buyer or Merger with respect to statements made or incorporated by reference therein based on information concerning the Company.

Article V

Covenants

5.1 Conduct of Business Prior to the Closing. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VII, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed) or required by applicable Law, the Company shall (a) conduct the business of the Company in the Ordinary Course of Business; (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries; and (c) not (i) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of its directors, officers or Company Employees, except in the Ordinary Course of Business, (ii) become a party to, establish, adopt, amend or terminate any material Company Plan in any material respect, in each case, except as may be required by any Law or Contract, (iii) grant any new equity awards or bonuses, or amend or modify the terms of any outstanding equity awards or bonuses, under any Company Plan, including for the avoidance of doubt, any retention or change in control bonuses, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment of compensation or benefits under any Company Plan, (v) forgive any loans or issue any loans to any Company Employee (other than advancement of funds for costs and expenses in the Ordinary Course of Business), (vi) hire any Company Employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000 or (vii) terminate the employment of any executive officer other than for cause.

5.2 Access to Information.

5.2.1 From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VII, the Company shall (a) afford Buyer and its Representatives reasonable access to and the right to reasonably inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company and its Subsidiaries. Any investigation or access afforded pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or violate the terms of any Contract and to preserve all attorney-client, work product, or other legal or similar privilege with respect thereto. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

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5.2.2 Buyer and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidential Agreement, effective as of February 21, 2019, between Buyer, or an Affiliate of Buyer, and the Company, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3 Stockholders Consent.

5.3.1 The Company shall use its reasonable best efforts to obtain, as soon as permitted by applicable Law following the execution and delivery of this Agreement, but in any event prior to 5 pm (PT) on May 13, 2020, a written consent of the Stockholders in the form attached hereto as Exhibit B (the “Stockholder Consent”) from Stockholders sufficient to achieve the Requisite Stockholder Vote. The materials submitted to the Stockholders in connection with the Stockholder Consent shall include the Company Board Recommendation. Promptly following receipt of the Stockholder Consent, the Company shall deliver a copy of such Stockholder Consent to Buyer. The Company shall not submit any other proposals for approval of the Stockholders without the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed).

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5.4 Information Statement; Other Required Company Filing.

5.4.1 As promptly as practicable following the Stockholder Consent, the Company shall cause to be filed with the SEC an information statement to be sent to the Company’s stockholders relating to this Agreement, the Merger and the Stockholders Consent (together with any amendments or supplements thereto, the “Information Statement”) (unless the Company, in consultation with its legal counsel, determines that a delivery of an Information Statement in connection with the Stockholder Consent is not required by the applicable requirements of the 1934 Act and the rules of the SEC in order to consummate the Merger as contemplated herein). If the Company determines that it is required to file any document other than the Information Statement with the SEC in connection with this Agreement and the transactions contemplated hereby pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall as reasonably promptly as practicable prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Information Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and the rules of the SEC. Buyer shall furnish all information concerning Buyer and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and any Other Required Company Filing. The Company shall reasonably promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement or any Other Required Company Filing and shall provide Buyer with copies of all non-routine correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand, related to the Information Statement and any Other Required Company Filing. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Information Statement and any Other Required Company Filing, and Buyer will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (including any amendment or supplement thereto) or any Other Required Company Filing or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Buyer a reasonable opportunity to review and comment on the Information Statement or Other Required Company Filing or response (including the proposed final version of the Information Statement or Other Required Company Filing or response) and (ii) shall consider in good faith all comments reasonably proposed by Buyer.

5.4.2 The Company shall cause the Information Statement to be mailed to the Stockholders as of the applicable record date for the Stockholder Consent, as promptly as practicable (and in any event within seven (7) Business Days) after the date on which the SEC confirms that it has no further comments on the Information Statement (the “SEC Clearance Date”); provided, that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Information Statement with the SEC that it will or will not be reviewing the Information Statement, then such date shall be the SEC Clearance Date (the date of the mailing of such final Information Statement following the SEC Clearance Date, the “Information Statement Mailing Date”).

5.4.3 In the event that the Company in consultation with its legal counsel determines that a delivery of an Information Statement in connection with the Stockholder Consent is not required by the applicable requirements of the 1934 Act and the rules of the SEC in order to consummate the Merger as contemplated herein, then promptly following receipt of the Stockholder Consent, and in any event prior to Closing, the Company shall deliver a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Stockholder Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Stockholder Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Buyer shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.4 shall be subject to Buyer’s reasonable review and comment.

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5.5 No Solicitation of Other Bids.

5.5.1 Following receipt of the Stockholders Consent, until the earlier of the Effective Time and the valid termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries other in connection with the exercise of outstanding Options or Company Warrants effective prior to the Effective Time; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of its Subsidiaries’ respective properties or assets, other than in the Ordinary Course of Business.

5.5.2 In addition to the other obligations under this Section 5.5, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.5.3 The Company agrees that the rights and remedies for noncompliance with this Section 5.5 shall include having such provision specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.6 Governmental Approvals and Consents.

5.6.1 Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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5.6.2 The Company and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.4.1 of the Company Disclosure Schedules unless any such notice or consent is waived by the other party.

5.6.3 Without limiting the generality of the parties’ undertakings pursuant to Section 5.6.1 or 5.6.2, each of the parties hereto shall use all reasonable best efforts to:

5.6.3.1 respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

5.6.3.2 avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

5.6.3.3 in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

5.7 Resignations; Directors’ and Officers’ Indemnification; D&O Tail Insurance.

5.7.1 As a condition to Closing, Buyer and the Company shall have received from any director or officer of the Company or its Subsidiaries that Buyer requests in writing a resignation letter effective as of the Effective Time of all their director, officer, and similar positions with the Company or any Subsidiary (other than, for the avoidance of doubt, employment) (the “Resignations”). The Resignations shall be in the substantive form set forth on Schedule 5.7.1.

5.7.2 Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Buyer shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided that, in any event, the D&O Tail Policy shall not exclude claims arising out of the transactions contemplated by this Agreement and shall otherwise be in form and substance acceptable to Buyer (acting reasonably).

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5.7.3 For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, indemnify and hold harmless all past and present (as of the Effective Time) directors and officers of the Company and Subsidiaries (the “D&O Indemnified Parties”, and individually a “D&O Indemnified Party”) against any costs (including attorneys’ fees) and expenses (including advancing costs (including attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each D&O Indemnified Party to the fullest extent permitted by applicable Law, the Company Charter Documents, and the organizational documents of the Company’s Subsidiaries, as applicable; provided that such D&O Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such D&O Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit, proceeding or investigation, whether civil, criminal, administrative or investigative in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, by reason of such Persons serving or having served as an officer, director or other fiduciary of the Company or any Subsidiary (each a “Covered Position”) to the fullest extent permitted by applicable Law, the Company Charter Documents and the organizational documents of the Company’s Subsidiaries, as applicable, or any indemnification, employment or other similar Contract. The parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision or any other right and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the D&O Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents), or in any D&O Indemnification Agreement, shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any D&O Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 5.7.3, the provisions of this Section 5.7.3 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. The provisions of this Section 5.7.3 shall not, with respect to a D&O Indemnified Party, apply to (i) any claim initiated by such D&O Indemnified Party (other than a claim to enforce the provisions of this Section 5.7.3 or any rights under by applicable Law, the Company Charter Documents, the organizational documents of the Company’s Subsidiaries, as applicable, or any D&O Indemnification Agreement), provided that this clause (i) shall only be with respect to such plaintiff D&O Indemnified Party bringing such claim and not other D&O Indemnified Parties, (ii) any claim not brought “by reason of” (as such term is used for purposes of Section 145 of the DGCL) such person’s services in a Covered Position, or (iii) any fraud committed by such D&O Indemnified Party in connection with this Agreement or the Merger, as determined by a court of competent jurisdiction in a final, nonappealable judgment.

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5.7.4 Buyer and the Surviving Corporation agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor the D&O Indemnified Parties as provided in the Company Charter Documents and the organizational documents of the Company’s Subsidiaries, as applicable, or any D&O Indemnification Agreement with respect to acts or omissions in their capacity as directors or officers occurring at or prior to the Effective Time shall survive the Merger and continue in full force and effect in accordance with their respective terms (unless prohibited by applicable Law). From and after the Effective Time, Buyer shall cause the Surviving Corporation and each Subsidiary, to pay and perform in a timely manner such indemnification obligations in accordance with their terms. For a period of six (6) years from and after the Effective Time, Buyer shall cause the certificate of incorporation and bylaws of the Surviving Corporation and organizational documents of each Subsidiary to contain provisions no less favorable with respect to indemnification, exculpation, and advancement of expenses of directors and officers of the Company or such Subsidiary, as applicable, for periods at or prior to the Effective Time than are currently set forth in the Company Charter Documents or organizational documents of such Subsidiary (unless prohibited by applicable Law).

5.7.5 The obligations of Buyer and the Surviving Corporation under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies shall be third-party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

5.7.6 In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

5.7.7 The agreements and covenants contained in this Section 5.7 and in the Company Charter Documents, the organizational documents of the Subsidiaries, the D&O Indemnification Agreements, and the D&O Tail Policy, shall be the sole and exclusive right to which any D&O Indemnified Party is entitled in respect of indemnification, reimbursement, or right of advancement as a result of his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether pursuant to law, contract or otherwise, from or against Buyer, the Surviving Corporation or any of their Affiliates, in each case, related to any matter that occurred at or prior to the Effective Time (other than claims for compensation or benefits under any agreement binding, as of Closing, on the Company or any Subsidiary).

5.8 Closing Conditions. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VII, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

5.9 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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5.10 Post-Closing Stock Option Plan. Promptly following the Effective Time, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, adopt a new employee stock option plan and reserve a number of shares of the Surviving Corporation’s common stock equal to 12% of the fully-diluted capital stock of the Surviving Corporation as of immediately following the Effective Time.

5.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article VI

Conditions To Closing

6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

6.1.1 This Agreement shall have been duly adopted by the Requisite Stockholder Vote.

6.1.2 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.1.3 Each of the consents, authorizations, clearances, orders and approvals from the Governmental Authorities set forth on Schedule 6.1.3 shall have been received, and no such consent, authorization, clearance, order and approval shall have been revoked.

6.1.4 The Information Statement (if required) or the Stockholder Notice, as applicable was duly and timely delivered to the Stockholders entitled thereto and all waiting period for the consummation of this Agreement under the 1934 Act and the rules of the SEC in order to consummate the Merger have expired.

6.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

6.2.1 The representations and warranties of the Company contained in this Agreement and any certificate delivered pursuant to Section 2.3 hereof shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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6.2.2 The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.2.3 No Action shall have been commenced against Buyer, Merger Sub or the Company, which would prevent the Closing.

6.2.4 From the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

6.2.5 The CRG Credit Agreement Amendment shall be in full force and effect, subject to consummation of the Merger. The Company and its Subsidiaries, in the aggregate, shall not have any Indebtedness other than the CRG Closing Debt.

6.2.6 Free Cash at Closing shall be no less than $3.5 million. The aggregate Transaction Expenses plus Merger Consideration shall not exceed $3 million.

6.2.7 The Company shall have delivered each of the closing deliverables set forth in Section 2.3.1.

6.2.8 The Buyer shall have received all the Resignations as required under Section 5.7.1.

6.2.9 The Key Employees Employment Agreements shall be in full force and effect as of the Closing.

6.2.10 Buyer shall have received evidence that the employment terms for the employees of the Company and of its Subsidiaries set forth on Schedule 6.2.10 hereto shall have been amended, effective at or before the Closing, to the effect expressly set forth on Schedule 6.2.10 hereto.

6.2.11 Unless otherwise agreed to by Buyer, the time to submit an appraisal demand under Section 262 of the DGCL in connection with the Merger shall have expired, and the Dissenting Shares, if any, shall be no more than 5% of the Company Capital Stock issued and outstanding as of immediately prior to the Effective Time.

6.2.12 Buyer shall have received from the Company no later than the date the condition set forth in Section 6.1.4 has been satisfied, reasonable written evidence to the effect that the Company Warrants have been or will be cancelled and terminated and of no further force or effect no later than the Effective Time.

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6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

6.3.1 The representations and warranties of Buyer and Merger Sub contained in this Agreement and any certificate delivered pursuant to Section 2.3 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

6.3.2 Buyer and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

6.3.3 No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

6.3.4 Buyer shall have delivered each of the closing deliverables set forth in Section 2.3.2.

Article VII

Termination

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

7.1.1 by the mutual written consent of the Company and Buyer;

7.1.2 by Buyer by written notice to the Company if:

7.1.2.1 neither Buyer nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by the Company within twenty (20) days of the Company’s receipt of written notice of such breach from Buyer; or

7.1.2.2 the Merger has not been consummated by August 31, 2020, unless Buyer or Merger Sub failed to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing or otherwise breached this Agreement and such breach or failure to perform or comply resulted in the failure or non-satisfaction of any condition specified in Article VI;

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7.1.3 by the Company by written notice to Buyer if:

7.1.3.1 the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer or Merger Sub within twenty (20) days of Buyer’s or Merger Sub’s receipt of written notice of such breach from the Company; or

7.1.3.2 the Merger has not been consummated by August 31, 2020, unless the Company failed to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or otherwise breached this Agreement and such breach or failure to perform or comply resulted in the failure or non-satisfaction of any condition specified in Article VI;

7.1.4 by Buyer or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

7.1.5 By Buyer if by 5 pm (PT) on May 13, 2020, the Company shall not have delivered to Buyer a copy of the Stockholder Consent from Stockholders sufficient to achieve the Requisite Stockholder Vote; provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1.5 at any time after delivery of a copy of the Stockholder Consent from Stockholders sufficient to achieve the Requisite Stockholder Vote.

7.1.6 By Buyer, by written notice to the Company at any time prior to the Effective Time (the “Termination Notice”), stating in reasonable details that the findings of Buyer’s due diligence review of the affairs of the Company or any Subsidiary has revealed information that is (i) conflicting or inconsistent in substance with the information included in the Disclosed Company Information, taken as a whole, or (ii) not expressly included in the Disclosed Company Information (excluding, in the case of clauses (i) and (ii), any Disclosed Company Information posted to any virtual data room after April 17, 2020), and which (in either case) Buyer determines in good faith:

7.1.6.1 is reasonably likely to result in a Material Adverse Effect within twelve (12) months following Closing; or

7.1.6.2 materially and adversely affects the business or assets, or the condition or prospects (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, and which cannot be remedied unilaterally by the Company before Closing (without waiving compliance with any of the conditions to Closing set forth in Section 6.2 herein), or by the Surviving Corporation within thirty (30) days after Closing without incurring any additional undertakings or, in the aggregate, cost or obligations in excess of fifty thousand dollars ($50,000).

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Notwithstanding anything to the contrary set forth herein, in the event the Company disputes Buyer’s right to terminate this Agreement pursuant to this Section 7.1.6 (the “Termination Dispute”), such Termination Dispute shall be resolved exclusively under the Delaware Rapid Arbitration Act, by an arbitrator who shall be a retired Delaware Supreme Court or Court of Chancery judge. The right of the Company to trigger a Termination Dispute shall be deemed irrevocably waived by the Company unless the Company delivers to Buyer, within ten (10) days of delivery by Buyer of the Termination Notice, a written notice of a Termination Dispute, reasonably detailing the basis for the Termination Dispute, (the “Termination Dispute Notice”). The Buyer and the Company shall in good faith cooperate in the appointment of the arbitrator within ten (10) days of delivery by Buyer of the Termination Dispute Notice, and to cause the appointed arbitrator to deliver a final award within thirty (30) days of the arbitrator’s appointment. Each party shall bear its own fees and expenses in the arbitration, and the cost of the arbitrator shall be divided equally between Buyer and the Company. Provided that (i) the Company acknowledges that the Termination Dispute Notice shall be deemed revoked as if never delivered, unless the arbitrator determines that the Termination Notice was delivered by Buyer in bad faith or without any rational basis, (ii) the Company’s cost and expenses incurred by reason of a Termination Dispute (including the arbitration proceedings) shall not waive the condition set forth Section 6.2.6 (providing for the Free Cash at Closing); (iii) Buyer may at any time prior to the conclusion of the arbitration proceedings withdraw the Termination Notice, in which case the Free Cash amount set forth Section 6.2.6 shall be reduced by an amount equal to the reasonable fees and expenses incurred by the Company directly related to the Termination Dispute and the arbitration proceedings, (iv) the Company may withdraw its Termination Dispute Notice at any time prior to the conclusion of the arbitration proceedings and promptly reimburse Buyer for the reasonable fees and expenses incurred by Buyer directly related to the Termination Dispute and the arbitration proceedings; and (v) the Termination Dispute Notice shall be deemed revoked as if never delivered upon payment by Buyer to the Company of an amount equal to the Termination Fee.

7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

7.2.1 this Article VII, Section 5.2.2 and Article VIII hereof shall survive any such termination; and

7.2.2 that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

7.3 Termination Fee.

7.3.1 If this Agreement is validly terminated by Buyer pursuant to Section 7.1.5, then the Buyer shall have the right to require the Company to pay, and if so elected by Buyer, the Company hereby agrees to pay, within ten (10) Business Days after such termination, to Buyer, as liquidated damages in connection with any such termination, an amount equal to $500,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Buyer.

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7.3.2 Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, Buyer may by written notice to the Company in the event, as a result of the effect of the COVID-19 pandemic on the Company and its business, Buyer reasonably determines in good faith that the transactions contemplated herein have become impracticable. In the event of such termination, Buyer shall, concurrently with such termination, pay the Company as liquidated damages an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company.

7.3.3 Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is actually paid by the Company pursuant to Section 7.3.1, or by Buyer pursuant to Section 7.3.2 or Section 7.1.6, the Termination Fee shall be the Company’s, and Buyer’s and Merger Sub’s, as the case may be, and their respective Affiliates’ sole and exclusive remedy for monetary damages under this Agreement.

Article VIII

Miscellaneous

8.1 Expenses. Except as otherwise expressly provided herein, all Costs and Expenses shall be paid by the party incurring such Costs and Expenses, whether or not the Closing shall have occurred.

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Company (before Closing):	TearLab Corporation
150 LaTerraza Blvd., Suite 101
Escondido, California 92025
E-mail: sjensen@tearlab.com
Attention: Seph Jensen, Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.
12235 El Camino Real
San Diego, California 92130
E-mail: mwaters@wsgr.com

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Attention: Marty Waters

and

Wilson Sonsini Goodrich & Rosati P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, California 94105
E-mail: rishii@wsgr.com
rich.mullen@wsgr.com
Attention: Rob Ishii & Rich Mullen

If to Surviving Corporation,
Buyer or Merger Sub:	Accelmed Partners II L.P. 400 Madison Avenue Suite 9B
New York, New York 10017
E-mail: uri@accelmed.com

Attention:	Uri Geiger, Managing Director

with a copy to:	McDermott Will & Emery LLP
1007 North Orange Street
4th Floor
Wilmington, DE 19801
E-mail: bstrauss@mwe.com
Attention: Ben Strauss, Esq.

8.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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8.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.6 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.8 No Third-Party Beneficiaries. Except as provided in Section 5.7, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Stockholder Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Buyer or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Buyer or Merger Sub) or by Buyer (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

8.10.1 This Agreement, and all claims, causes of action (whether in contract, tort, statute, or otherwise) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the negotiation, execution or performance of this Agreement, or the Merger or the other transactions contemplated hereby (“Relevant Matters”), shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of any other law.

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8.10.2 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON ANY RELEVANT MATTER MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF (AND ONLY IF) SUCH COURT FINDS IT LACKS JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN WILMINGTON, DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.10.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OUT OF OR BASED UPON ANY RELEVANT MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.3.

8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, including obligating the other party to close the transactions contemplated hereby.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

TEARLAB CORPORATION

By:	/s/ Seph Jensen
Name:	Seph Jensen
Title:	Chief Executive Officer

BUYER:

ACCELMED PARTNERS II L.P.

By:	Accelmed Partners II GP L.P., its General Partner
By:	Accelmed Partners II, LLC,
its General Partner

By:	/s/ Uri Geiger
Name:	Uri Geiger
Title:	Member

MERGER SUB:

ACCELMED MERGER SUB, INC.

By:	/s/ Uri Geiger
Name:	Uri Geiger
Title:	President

[Signature Page to Agreement and Plan of Merger]